NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2021
SECOND QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (July 23, 2021) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited second quarter financial results for 2021, reporting net income of $6.2 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ended June 30, 2021, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 1.52 percent, the daily average of the Secured Overnight Financing Rate for the second quarter of 2021 plus 150 basis points. The dividend, based on average stock outstanding for the second quarter of 2021, will be paid on August 3, 2021. As always, dividends remain at the discretion of the board.

“High levels of deposits and excess liquidity at our depository members continued to temper demand for advances in the second quarter. Despite declining advances and the near-zero interest-rate environment, the Bank remains well positioned to provide liquidity and a broad range of funding products to our members, support our affordable housing and economic development programs, and pay a dividend of SOFR plus 150 basis points to our shareholders,” said President and Chief Executive Officer Edward A. Hjerpe III.

Second Quarter 2021 Operating Highlights

The Bank’s overall results of operations are influenced by the economy and financial markets and, in particular, by members' demand for advances. During the first half of 2021, interest rates remained significantly below pre-pandemic levels and we experienced a moderate reduction in demand for advances from our members. Depository member institutions continued to report significantly elevated deposit balances, which has reduced demand for our advances and other forms of wholesale funding.

Net income for the quarter ended June 30, 2021, was $6.2 million, compared with net income of $2.8 million for the same period in 2020. The increase in net income for the quarter was primarily due to a reduction of net unrealized losses on trading securities of $4.2 million, and an increase of $3.7 million in net interest income after provision for credit losses, offset by an increase to other expense of $3.0 million. These results led to a $687 thousand statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition, the Bank made a voluntary contribution of $1.7 million to the Affordable Housing Program.

Net interest income after provision for credit losses for the three months ended June 30, 2021, was $43.1 million, compared with $39.4 million for the same period in 2020. The $3.7 million increase in net interest income after provision for credit losses is attributable to several factors, including a $2.7 million reduction in credit loss provision expense, an increase in net interest margin and net interest spread as further discussed in the paragraph below, and a $1.5 billion increase in the average balance of U.S. Treasury obligations held as investment securities. These favorable factors were partially offset by reductions to net interest income resulting from a $16.5 billion decrease in the average balance of advances, a $922.4 million decrease in the average balance of mortgage loans, an $804.2 million decrease in the average balance of mortgage-backed securities, a $4.9 million increase in net unrealized losses from fair value hedges, and a $3.3 million decrease in accretion of significant improvement in projected cash flows resulting from sales of previously impaired private-label MBS as all private-label MBS were sold in 2020. In addition, the average balance of outstanding capital stock declined $707.8 million in the second quarter of 2021 compared to the second quarter of 2020, and net interest income was therefore negatively affected by lower income from investing the Bank’s capital.

Net interest spread was 0.44 percent for the quarter ended June 30, 2021, an 18-basis-point increase from the same period in 2020, and net interest margin was 0.48 percent, a 17-basis-point increase from the same period in 2020. The increase in both net interest spread and net interest margin mainly reflect significant improvement in funding costs relative to the same period in 2020, during which a significant amount of short-term debt issued prior to the Federal Reserve’s 150 basis point rate cuts in March 2020 remained outstanding through May 2020, resulting in sharp, temporary margin compression. In addition, net amortization of premium on mortgage-backed securities and mortgage loans decreased by $5.1 million.

Net gains and losses on derivatives and hedging activities for the three months ended June 30, 2021, totaled a net gain of $447 thousand, compared with a net loss of $1.2 million for the same period in 2020. The $447 thousand net gain for the current quarter consisted of a $6.1 million unrealized gain from changes in fair value on economic hedges offset by $5.6 million of interest expense on economic hedges. Additionally, unrealized losses on trading securities totaled $14.6 million for the three months ended June 30, 2021. Together, these realized and unrealized gains and losses provided an economic offset primarily to interest income from trading securities, which totaled $15.1 million for the three months ended June 30, 2021.

June 30, 2021 Balance-Sheet Highlights

Total assets decreased $2.8 billion, or 7.2 percent, to $35.7 billion at June 30, 2021, down from $38.5 billion at year-end 2020. During the six months ended June 30, 2021, advances decreased $3.6 billion, or 19.3 percent, to $15.2 billion, compared with $18.8 billion at year-end 2020.

Total investments were $16.1 billion at June 30, 2021, up from $13.3 billion at the prior year end, primarily attributable to the $2.3 billion increase in U.S. Treasury obligations and a $1.2 billion increase in mortgage-backed securities. Investments in mortgage loans totaled $3.5 billion at June 30, 2021, a decrease of $459.7 million from year-end 2020 driven by increased mortgage refinancing activity amid continued low mortgage rates. Cash and due from banks totaled $496.9 million at June 30, 2021, a decrease of $1.6 billion from the prior year end.

GAAP capital at June 30, 2021, was $2.6 billion, a decrease of $137.6 million from $2.8 billion at year-end 2020. During the second quarter of 2021, capital stock decreased by $186.1 million, primarily attributable to the decrease in advances and a reduction in the amount of capital stock shareholders are allowed to hold in excess of their total stock investment requirement under the Bank’s excess stock repurchase program. Total retained earnings grew by $17.1 million, or 1.1 percent, from December 31, 2020. Restricted retained earnings(3) remained at $368.4 million at June 30, 2021, as this amount exceeds the contribution requirement of one percent of the average daily balance of consolidated obligations. Accumulated other comprehensive income totaled $47.6 million at June 30, 2021, an increase of $31.5 million, or 195.2 percent, from December 31, 2020.

The Bank was in compliance with all regulatory capital ratios at June 30, 2021, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at March 31, 2021.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	6/30/2021	3/31/2021	12/31/2020
ASSETS
Cash and due from banks	$496,877	$207,099	$2,050,028
Advances	15,176,625	16,798,082	18,817,002
Investments (2)	16,053,111	15,474,566	13,341,538
Mortgage loans held for portfolio, net	3,470,505	3,726,343	3,930,252
Other assets	486,484	470,633	322,215
Total assets	$35,683,602	$36,676,723	$38,461,035

LIABILITIES
Consolidated obligations, net	$31,840,625	$32,631,627	$34,349,900
Deposits	970,282	1,088,187	1,088,987
Other liabilities	228,294	239,845	240,195

CAPITAL
Class B capital stock	1,081,057	1,181,665	1,267,172
Retained earnings - unrestricted	1,147,279	1,145,756	1,130,222
Retained earnings - restricted (3)	368,420	368,420	368,420
Total retained earnings	1,515,699	1,514,176	1,498,642
Accumulated other comprehensive income	47,645	21,223	16,139
Total capital	2,644,401	2,717,064	2,781,953
Total liabilities and capital	$35,683,602	$36,676,723	$38,461,035

Total regulatory capital-to-assets ratio	7.3%	7.4%	7.2%
Ratio of market value of equity (MVE) to par value of capital stock (4)	234%	223%	210%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2021	3/31/2021	6/30/2020	6/30/2021	6/30/2020

Total interest income	$97,743	$124,314	$184,281	$222,057	$466,797
Total interest expense	54,422	64,056	141,934	118,478	394,099
Net interest income	43,321	60,258	42,347	103,579	72,698
Net interest income after provision for credit losses	43,122	61,484	39,444	104,606	70,479
Net unrealized (losses) gains on trading securities	(14,599)	(14,843)	(18,750)	(29,442)	27,370
Net gains (losses) on derivative and hedging activities	447	(848)	(1,161)	(401)	(53,719)
Realized net gain from sale of held-to-maturity securities	—	—	—	—	40,733
Other income (loss)	1,048	(72)	3,734	976	7,036
Operating expense	16,473	16,090	15,510	32,563	33,632
Other expense	6,704	6,423	4,636	13,127	8,855
AHP assessment	687	2,323	319	3,010	4,955
Net income	$6,154	$20,885	$2,802	$27,039	$44,457

Performance Ratios: (5)
Return on average assets	0.07%	0.23%	0.02%	0.15%	0.15%
Return on average equity (6)	0.92%	3.09%	0.36%	2.01%	2.82%
Net interest spread	0.44%	0.63%	0.26%	0.53%	0.18%
Net interest margin	0.48%	0.68%	0.31%	0.58%	0.25%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 19, 2021 (the 2020 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account while restricted retained earnings is less than one percent of the average daily carrying value of consolidated obligations for the calendar quarter. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2020 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2020 Annual Report.
(5)    Yields for quarterly periods are annualized.
(6)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

****************************
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the diffuse spread of COVID-19 and related negative effects on economic conditions and markets; effects of legislative and regulatory changes; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

###